Exhibit 10.34

RESTRICTED UNIT AGREEMENT
UNDER THE
MARTIN MIDSTREAM PARTNERS L.P. 2017 RESTRICTED UNIT PLAN

This Award Agreement (this “Agreement”) is entered into between Martin Midstream Partners L.P., a Delaware limited partnership (the “Partnership”) and [________________] (the “Participant”), an employee of Martin Resource Management Corporation, a Martin Group entity (the “Employer”), effective [___________], 2018 (the “Date of Grant”). Capitalized terms used but not defined in this Agreement have the respective meanings provided in the Martin Midstream Partners, L.P. 2017 Restricted Unit Plan (the “Plan”).
1.Grant of Restricted Units. Effective on the Date of Grant, the Partnership hereby issues to the Participant [___] Restricted Units (the “Award”), subject to the terms, conditions, and restrictions set forth in the Plan and in this Agreement.

2.Vesting and Forfeiture.

(a)The Award will vest according to the following schedule, provided that the Participant remains employed with a Martin Group entity on the applicable vesting date:

See Schedule Attached as Exhibit A
(b)In the event that, prior to becoming fully vested as provided in Section 2(a), the Participant’s Service terminates or a Change in Control is consummated, this Award will be subject to the Plan terms applicable to such event.

(c)Notwithstanding the vesting and forfeiture provisions set forth in this Section 2, the Committee may, at any time and in its sole discretion, accelerate vesting of all or any part of the Award.

3.No Contract of Employment. Nothing in this Agreement will be construed as giving the Participant the right to continue employment with the Partnership or any Martin Group entity or in any way limit their right to terminate the Participant’s Service at any time.

4.Rights as Unitholder. The Participant will be the owner of each Unit in the Award from the Date of Grant and [any UDRs issued with respect to the Units in this Award will be paid currently as provided in the Plan][Participant will not be paid UDRs until such Unit is vested and then only from the date of vesting and thereafter].

5.Non-Transferability. This Award, any Restricted Units subject to this Award, and any other rights or privileges provided for in this Agreement, may not be transferred, assigned, pledged, or hypothecated in any manner, by operation of law or otherwise, and will not be subject to execution, attachment, or similar process.

6.Taxes.

(a)Withholding. Unless the Participant makes a Section 83(b) Election in accordance with Section 6(b), upon vesting of the Award (or at such other time as compensation related to the Award might be taken into the Participant’s income, each such date being a “Tax Date”), the Participant will be required to satisfy all applicable withholding and all other tax obligations. In order to satisfy this obligation, unless the Participant has settled such obligations with the Company by the Tax Date (whether by payment in cash or delivery of currently-owned, unrestricted Units), the Partnership will withhold from the Award a number of Units in a value equal to the statutory withholding requirement. The value of the Units to be delivered or withheld will be based on the Fair Market Value of a Unit on the day prior to the Tax Date.

(b)Section 83(b) Election. The Participant may make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to any Restricted Units in the Award. Any such election must be made within 30 days after the Date of Grant. If the Participant makes a Section 83(b) Election, the Participant must provide the Partnership with (i) a copy of an executed version, (ii) satisfactory evidence of the filing of the executed Section 83(b) Election with the Internal Revenue Service and (iii) sufficient cash to meet the Participants withholding obligation as a result of the Section 83(b) Election. The Participant agrees and understands that the Participant bears sole responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.

7.Amendment. The Committee may amend, modify, or terminate this Award at any time prior to vesting in any manner not inconsistent with the terms of the Plan. Notwithstanding the foregoing, except as expressly provided in the Plan, no such amendment, modification, or termination may materially impair the rights of the Participant under this Agreement without the written consent of the Participant.

8.Notices. All notices to the Partnership related to this Agreement should be sent to the Partnership’s principal executive offices as disclosed in its filings with the Securities and Exchange Commission, addressed to the Office of General Counsel. All notices to the Participant shall be delivered to the most recent address as provided by the Participant to the human resources department.

9.Binding Effect. This Agreement is personal to the Participant and may not be assigned by the Participant. This Agreement shall inure to the benefit of and be binding upon each of the parties and any successors to the Partnership.

10.Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflicts of laws.

11.Compliance with Law. The issuance and transfer of the Units subject to this Award is intended to comply with all Applicable Laws. Notwithstanding anything else in this Agreement, no Units will be issued or transferred unless and until any then-applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Partnership and its counsel. The Participant understands that the Partnership is under no obligation to register the Units with the Securities and Exchange Commission, any state securities commission, or any stock exchange to effect such compliance.

12.Severability. In the event that any provision in this Agreement shall be found to be invalid, illegal or unenforceable, the Participant and the Partnership intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of reformation shall be ignored and shall not affect the validity, legality and enforceability of the remaining provisions, which shall be valid and enforced to the fullest extent permitted by law.

13.Entire Agreement. This Agreement, together with the Plan and the Partnership Agreement, constitutes the entire agreement between the Parties with respect to the subject matter contained in this Agreement. Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained in this Agreement made prior to the execution of this Agreement shall be void and ineffective for all purposes.

By signature below, the Participant represents that he or she is familiar with the terms and provisions of the Plan, this Agreement, and the Partnership Agreement, and hereby accepts this Award subject to all of those terms and provisions. The Participant agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.
IN WITNESS WHEREOF, the Partnership and the Participant have executed this Agreement, effective as of the Date of Grant.

MARTIN MIDSTREAM PARTNERS L.P.
By: Martin Midstream GP LLC

By:
Printed Name:
Title:

PARTICIPANT:

Printed Name:

EXHIBIT A
Vesting Schedule and Terms